Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Actua

Investor Relations

610.727.6900

IR@actua.com

Actua Announces Liquidating Distribution Following Receipt of Proceeds from FolioDynamix Sale

Company will distribute $0.43 per share to stockholders

Radnor, PA – (June 21, 2018) – Actua Corporation announced today that it received additional cash proceeds of approximately $8.6 million in connection with purchase price adjustments related to the sale of FolioDynamix to Envestnet (NYSE: ENV). As a result, Actua will make a liquidating distribution of $0.43 per share to its stockholders of record as of June 25, 2018; payment of the liquidating distribution will be made on June 28, 2018.

Actua intends to make additional liquidating distributions to its stockholders from time to time as it monetizes its minority assets. However, Actua cannot predict with certainty the amount and timing of any additional liquidating distributions. Based on the information currently available to it, Actua is revising its previously estimated aggregate additional distribution range from between $0.80 and $2.07 per share to between $1.06 and $1.97 per share, reflecting the receipt of $8.6 million from Envestnet in connection with the purchase price adjustments (after taking into account the $0.43 per share distribution announced today, the range would be between $0.63 and $1.54 per share).

Information regarding the sale of Actua’s minority assets and any future stockholder distributions will be publicly disclosed through Current Reports on Form 8-K and company press releases.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the valuation of our remaining non-cash assets by analysts, investors and other market participants, the effect of economic conditions generally, developments in the markets in which our remaining minority-held businesses operate, the impact of any potential acquisitions, dispositions or other strategic transactions (including in connection with the negotiation, execution and consummation thereof), our ability to manage capital resources effectively, our ability to monetize our remaining minority investments and otherwise execute on our plan of dissolution, and other risks and uncertainties detailed in Actua’s filings with the SEC. These and other factors may cause actual results to differ materially from those projected.

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